EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors
Princeton National Bancorp, Inc.:

     We consent to incorporation by reference in the registration statement on Form S-8 of Princeton National Bancorp, Inc., of our report dated February 20, 2004, relating to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Princeton National Bancorp, Inc.

/s/KPMG LLP

Chicago, Illinois
July 23, 2004